ENOVA CORPORATION
               1998 DEFERRED COMPENSATION AGREEMENT #1

                       (1998 BASE COMPENSATION)
                              (1998 BONUS)


     THIS AGREEMENT is made and entered into this ______ day of December, 1997, by and between Enova Corporation or any of its subsidiaries, (hereinafter "Company") and ________________________ (hereinafter "Participant"), an employee of Company.

                           WITNESSETH:

     WHEREAS, in addition to 1998 base compensation, incentive compensation payable in the form of a cash bonus may be paid to Participant in 1998 or 1999 for outstanding performance in 1998
("Bonus");

     WHEREAS, Participant and Company desire that the payment of said 1998 base compensation and/or Bonus to Participant be deferred, pursuant to the terms and provisions of this Agreement;
and

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. This Agreement shall be effective on the first date after its execution upon which Participant's Bonus would otherwise be payable to Participant for outstanding performance in 1998 and shall continue in effect until this Agreement is terminated as provided herein.

     2. Company shall credit to an account on Company's books, in Participant's name, that portion of such Participant's Bonus otherwise payable to Participant as may be specified by Participant on an Election Form submitted to Company simultaneously with the execution of this Agreement. If a Participant has elected to defer 100% of such Participant's Bonus (pursuant to Deferred Compensation Agreements for Participants #1 and #3) and the Participant is also participating in the Savings Plan of San Diego Gas & Electric, which has been adopted by the Company, to the maximum extent permissible, such Participant may also elect to defer, and Company shall credit to the Participant's account, a portion of such Participant's base compensation (in equal bi-weekly installments of whole dollar amounts).

     3. There shall be credited to Participant's account an additional amount equal to eight and sixty-eight one-hundreths percent (8.68%) per annum computed on the balance in Participant's account as of the end of each month; provided, however, that Company reserves the right to increase or decrease from time to time such amounts to be credited to the account after the date of such increase or decrease, provided that upon a "change-in-control" (as defined in the Enova Corporation 1986 Long-Term Incentive Plan) the percentage used shall not decrease to less than the last published percentage shown in Moody's Average of Yields on Public Utility Bonds for a utility having a rating equivalent to SDG&E.

     4. All amounts credited to Participant's account pursuant to paragraphs 2 and 3 hereof shall be paid to Participant on the date(s) specified by Participant on this Agreement's Election Form. In the event of Participant's death after installment payments to Participant have commenced hereunder, installment payments shall continue to be paid to the person(s) specified by Participant on the Election Form for the remainder of the period selected by Participant on this Agreement's Election Form. In the event of Participant's death before any payment has been made under this Agreement, Participant's account shall be distributed or commence to be distributed, as soon as administratively practicable after Participant's death, to the person(s) specified by Participant on this Agreement's Election Form in the form and over the period selected on such Election Form. The Company's Board of Directors or Executive Compensation Committee may, in its sole discretion, provide instead for payment of the amount in Participant's account to Participant's beneficiary in a form and over a period determined by the Board or Committee except that the Board or Committee's authority and discretion to change the form or period of distribution shall terminate upon such a "change-in-control." If Participant's spouse is the beneficiary, the annual amount of any installment payments under this paragraph 4 shall at least equal the entire annual income earned by the account and if the spouse dies prior to distribution of all amounts in Participant's account, all undistributed income on such account shall be distributed to the spouse's estate. Upon the death of Participant's beneficiary, the balance in Participant's account (after the application of the previous sentence, if the spouse is the beneficiary) shall be distributed to the person(s) designated by the beneficiary on a form provided by Company or, if no designation is made, to the beneficiary's estate.

     Notwithstanding the foregoing, a Participant (or former Participant whose services have terminated, hereinafter referred to in this paragraph as "Participant") may, at any time, elect to withdraw all or a portion of the balance in the Participant's account prior to the time such amount is otherwise due and payable, subject to a withdrawal penalty (the amount to be withdrawn prior to the application of the withdrawal penalty shall be referred to as the "Gross Withdrawal Amount", which may not exceed the balance of the account immediately prior to the withdrawal). The Participant shall make this election by filing a written notice with the Committee on a form provided by the Committee. Within thirty days following the Committee's receipt of such notice, an amount equal to 90% of the Gross Withdrawal Amount (less applicable withholding tax) shall be paid to the Participant in a cash lump sum. Upon payment of such withdrawal,
(a) a withdrawal penalty equal to 10% of the Gross Withdrawal Amount shall be permanently forfeited, and the Company shall have no obligation to the Participant or the Participant's spouse or beneficiary with respect to such forfeited amount and (b) the Participant shall be ineligible to have any additional bonus or base compensation amounts credited to the Participant's account pursuant to this Agreement (or any subsequent Deferred Compensation Agreement) for the balance of the calendar year of withdrawal and the subsequent calendar year.

     5. All amounts credited to Participant's account pursuant to paragraphs 2 and 3 hereof may be used to purchase common stock of Enova Corporation or other equity securities, subject to the following conditions:

         a. All such purchases must be made through a stock equivalent tracking device, a "rabbi trust" or other similar instrument that causes the deferred amount not to become taxable;

         b. Equity securities of other entities may be purchased only if the Participant has met or is expected to meet, under the normal course of events, the Company's Enova Corporation stock ownership requirement;

         c. If the Participant becomes subject to a higher Enova Corporation stock ownership requirement, the Participant may retain any then current investment in equity securities of other entities, but shall not make additional purchases of other equity securities until the higher Enova Corporation stock ownership requirement has been met or is expected to be met under the normal course of events; and

         d. All such purchases must be made in accordance with applicable Company procedures, as they may be amended from time to time.

     6. No amounts credited to Participant's account may be assigned, transferred, encumbered, or made subject to any legal process for the payment of any claim against Participant, Participant's spouse or beneficiary. In no event shall Participant, Participant's spouse or beneficiary have the right to recover any amounts credited to Participant's account other than in accordance with this Agreement.

     7. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between Company and the Participant or any other
person.   To the extent that any person acquires a right to
receive payments from Company under this Agreement, such right shall be no greater than the right of any unsecured general creditor of Company. Except as provided in paragraph 5 of this Agreement, title to and beneficial ownership of any assets, whether cash or investments which Company may earmark to pay the deferred compensation hereunder, shall at all times remain assets of Company and neither the Participant nor any other person shall, under this Agreement, have any property interest whatsoever in any specific assets of Company.

     8. The existence of this Agreement shall not confer upon any Participant any right to continue to serve as an officer or employee for any period of time.

     9. This Agreement may be terminated by Company upon 30 days written notice to the Participant. Such termination shall be applicable only with respect to bonuses and/or base compensation payable to Participant on and after the first day of the calendar year following the date of termination. Funds previously deferred and credited (and income earned on such funds) will continue to be governed by the applicable year's Participant's Deferred Compensation Agreement Election Form and paragraph 3 of this Agreement.

     10. Participant acknowledges that Participant has been advised that Participant may confer with and seek advice from a tax or financial advisor of Participant's choice concerning this deferral. Participant further acknowledges that Participant has not received tax advice from Company nor has Participant relied upon information provided by Company in electing to make this deferral.

     IN WITNESS WHEREOF, this Agreement has been executed on the day and year written above.

PARTICIPANT                        COMPANY


______________________________   By ______________________________
Signature of Participant         Company _________________________
                                 Title   _________________________